UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT TO
SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of earliest event reported: January 30, 2017

SMARTFINANCIAL, INC.
(Exact Name of Registrant as Specified in its Charter)

Tennessee	001-37661	62-1173944
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5401 Kingston Pike, Suite 600 Knoxville, Tennessee		37919
(Address of Principal Executive Offices)		(Zip Code)

(865) 437-5700
(Registrant’s telephone number, including area code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
o Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
o Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
o Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
o Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01        Other Events.
On January 30, 2017, SmartFinancial, Inc. (the “Company”) completed its previously announced public offering of 2,010,084 shares of its common stock, par value $1.00 per share, conducted pursuant to an Underwriting Agreement (the “Underwriting Agreement”), dated January 24, 2017, by and among the Company, Raymond James & Associates, Inc., as representative of the underwriters (the “Underwriters”), and certain selling shareholders of the Company. The offering included the sale of 1,840,000 shares, inclusive of 240,000 shares sold to the Underwriters upon their exercise of the over-allotment option set forth in the Underwriting Agreement. The offering also included 170,084 shares of common stock sold by certain shareholders of the Company. The net proceeds of the offering to the Company, after deducting the underwriting discount and estimated offering expenses payable by the Company, were approximately $33,223,353. The net proceeds to the selling shareholders were approximately $3,274,117, less applicable strike prices on shares obtained in connection with option exercises immediately prior to closing.
In connection with this offering, the Company agreed to pay the underwriting discount for all shares sold by certain selling shareholders. Additionally, the Underwriters agreed to reimburse the Company for up to $200,000 of its offering-related expenses.

The sale of the common stock was made pursuant to the Company’s shelf registration statement on Form S-3 (Registration No. 333-214802) and the final prospectus filed on January 26, 2017.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SMARTFINANCIAL, INC.

Date: January 31, 2017
/s/ William Y. Carroll, Jr.
William Y. Carroll, Jr.
President & Chief Executive Officer